                                                                     Exhibit 2.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              JULY PROJECT IV CORP.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following Articles of Amendment to its. Articles of Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

     The name of the Corporation is DIGITAL CONCEPTS INTERNATIONAL, INC.

     I hereby certify that the following was adopted by a majority vote of the shareholders of the corporation on May 16, 2000 and that the number of votes cast was sufficient for approval.

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed the Articles of Amendment to Articles of Incorporation on May 22, 2000.

DATED: May 22, 2000
           --

                                                      /s/
                                                         -----------------------
                                                      CARMINE J. BUA, III
                                                      President

       State of California )
                           )ss.
       County of San Diego )

     On May 22, 2000 before me, Denise I. Cox, personally appeared Carmine
J. Bua, III, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

[SEAL]
(Notary Seal)

                                        DENISE I. COX
                                        NARY PUBLIC

                                  Page 2 of 2